Exhibit 99.1

News Release

Contact:
Juan José Orellana
Investor Relations
Molina Healthcare, Inc.
562-435-3666, ext. 111143

MOLINA HEALTHCARE REPORTS
SECOND QUARTER RESULTS

Long Beach, California (August 1, 2006) — Molina Healthcare, Inc. (NYSE: MOH) today announced its financial results for the second quarter and six months ended June 30, 2006.

Net income for the quarter ended June 30, 2006, was $13.2 million, or $0.47 per diluted share, compared with a net loss of $<4.7> million, or $<0.17> per diluted share, for the quarter ended June 30, 2005. Net income for the first half of 2006 was $21.7 million, or $0.77 per diluted share, compared with net income of $10.1 million, or $0.36 per diluted share, for the first half of 2005.

Comparability between the second quarter of 2006 and the second quarter of 2005 is affected by:

•
Approximately $5.0 million in positive prior period claims development recorded in the second quarter of 2006 related to the Company’s claims liability at December 31, 2005. The effect of this item was to increase earnings in the second quarter of 2006 by $0.11 per diluted share.

•
The previously disclosed $13.4 million in adverse prior period claims development recorded in the second quarter of 2005. The effect of this item was to decrease earnings in the second quarter of 2005 by $0.30 per diluted share.

Commenting on the results, J. Mario Molina, M.D., president and chief executive officer of Molina Healthcare, Inc., said, “We are pleased with the progress we have made over the past year. We have seen a marked improvement in our overall medical costs as compared with last year, and in the second quarter, we completed the acquisition of Cape Health Plan, adding almost 90,000 members in Michigan.”

Guidance
The Company also issued the following update to its guidance for fiscal year 2006:

Earnings per diluted share	$1.60 to $1.65
Net income	$45.4 to $46.9 million
Premium revenue	$2.0 billion
Medical care costs as a percentage of premium revenue	84.7%
Administrative expenses (including premium taxes) as a percentage of total revenue	11.3%

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MOH Announces Second Quarter Results

August 1, 2006

The guidance assumes an effective tax rate of 37.8% and weighted average diluted shares outstanding of 28.4 million. In Ohio, the guidance assumes substantial increases in enrollment by December 2006 and a medical care ratio of approximately 89.0% for the entire year. In Indiana, the guidance assumes a modest increase in enrollment by December 2006 and a medical care ratio of approximately 90.0% for the entire year.

Update on Medical Care Cost Issues
In its 2005 second quarter earnings release, the Company had identified four primary factors that were adversely affecting its medical care costs:

•
Increased hospital costs. Hospital costs were more favorable in both the first half of 2006 and the second half of 2005 compared with the first half of 2005. The favorable cost trend appears to be the result of improvements in both utilization and unit costs.

•	Increased costs from catastrophic cases. Catastrophic cases declined during both the first half of 2006 and the second half of 2005 compared with the first half of 2005.

•
Increased maternity costs in Michigan and Washington. The Company continues to believe that the revenue it receives for providing maternity services in Michigan and Washington is not commensurate with the costs of providing such services.

•
Increased outpatient costs. Outpatient costs were more favorable in the first half of 2006 compared with the first half of 2005. Outpatient utilization declined in Washington in the first half of 2006 compared with the first half of 2005.

In response to these cost factors, the Company implemented a number of initiatives which it believes have better controlled its medical care costs. In particular, the Company believes that the following actions have contributed to lower medical care costs since the second quarter of 2005:

•	Recontracting efforts in New Mexico, Michigan, and Washington;

•	Utilization of more cost-effective hospitals where such facilities are available;

•	Enhanced monitoring of utilization at hospitals where more cost-effective alternatives are not available;

•	Increased investment in medical and utilization management resources;

•	Implementation of a risk sharing arrangement with the state of Washington for high cost hemophiliac care;

•	Withdrawal from two counties (one in Michigan and one in Washington) where premium rates were not adequate to cover medical care costs;

•	Adjustment of premium rates to reflect the increased cost of providing care to specific member populations; and

•	Increased oversight and improvements in the quality of the Company’s claims payment process.

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MOH Announces Second Quarter Results

August 1, 2006

Nevertheless, the Company can give no assurances that the improved performance is not at least partially the result of factors beyond the Company’s control, nor can it give any assurances that the improved medical care cost trends will continue.

Furthermore, progress has not been uniform among the Company’s health plan subsidiaries. For example, the Company’s results during the first half of 2006 were adversely affected by the financial performance of its California HMO, principally due to profitability issues in San Diego County.

Financial Results - Comparison of Quarters Ended June 30, 2006 and 2005
Premium revenue for the second quarter of 2006 was $479.8 million, an increase of $77.9 million, or 19.4%, over premium revenue for the second quarter of 2005 of $401.9 million. Acquisitions in California (June 1, 2005) and Michigan (May 15, 2006), start-up operations in Indiana and Ohio, and enrollment growth in Utah were the primary drivers of the increase in premium revenue. Membership growth was partially offset by declines in membership in Michigan, New Mexico, and California (excluding acquisitions).

Medical care costs as a percentage of premium revenue (the medical care ratio) decreased to 83.7% in the second quarter of 2006 from 91.9% in the second quarter of 2005. Excluding the effect of the $5.0 million in positive prior period claims development in the second quarter of 2006 and the $13.4 million in negative prior period claims development in the second quarter of 2005, the medical care ratio would have decreased to 84.8% in the second quarter of 2006 from 88.6% in the second quarter of 2005. Sequentially, the Company’s medical care ratio decreased from 85.3% in the first quarter of 2006.

Sequentially, the Company’s days in claims payable decreased to 54 days at June 30, 2006, compared with 57 days at March 31, 2006. The Company’s days in claims payable at June 30, 2005, were 50 days.

The sequential decrease in days in claims payable is the result of lower medical costs in the second quarter of 2006. The Company believes that its claims reserves remain adequate at June 30, 2006. The Company further believes that it has improved its visibility into medical cost trends as a result of additional processes and controls put into place since the second quarter of 2005.

Salary, general and administrative expenses were $56.3 million for the second quarter of 2006, representing 11.6% of total revenue, as compared with $37.1 million, or 9.2% of total revenue, for the second quarter of 2005.

Core G&A (defined as SG&A expenses less premium taxes) increased to 8.6% of total revenue in the second quarter of 2006 compared with 6.7% in the second quarter of 2005. The increase in Core G&A was due to investments in infrastructure to support the Company’s medical care cost control initiatives and also its information technology initiatives, its expansion into Ohio and Texas, and the launch of its Medicare Advantage Special Needs Plans. The Company’s adoption of SFAS No. 123R, Share-Based Payment, effective January 1, 2006, reduced earnings per diluted share by approximately $0.02 in the second quarter of 2006.

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MOH Announces Second Quarter Results

August 1, 2006

Depreciation and amortization expense increased by $1.3 million compared with the second quarter of 2005. Depreciation expense increased by $0.9 million in the second quarter of 2006 due to investments in infrastructure. Amortization expense increased by $0.4 million in the second quarter of 2006 due to acquisitions in California and Michigan.

Investment income during the quarter increased by $2.5 million, or 103.9%, as compared with the second quarter of 2005 as a result of higher invested balances and higher rates of return.

Income taxes were recognized in the second quarter of 2006 based upon an effective tax rate of 37.9% as compared with an effective tax rate of 38.0% in the second quarter of 2005.

Financial Results - Comparison of Six Months Ended June 30, 2006 and 2005
Premium revenue for the six months ended June 30, 2006, was $929.1 million, an increase of $135.0 million, or 17.0%, over premium revenue for the six months ended June 30, 2005, of $794.1 million. Acquisitions in California and Michigan, the start-ups in Indiana and Ohio, and enrollment growth in Utah were the primary drivers of the increase in premium revenue. Membership growth was partially offset by declines in membership in Michigan, New Mexico, and California (excluding acquisitions).

The medical care ratio decreased to 84.5% in the six months ended June 30, 2006, from 88.5% in the first half of 2005. Excluding the $5.0 million in positive prior period claims development in the first half of 2006, the medical care ratio would have been 85.0%. As noted above, the Company believes that its medical care cost control initiatives undertaken at the start of the third quarter of 2005 are having a positive impact upon its medical care ratio.

Salary, general and administrative expenses were $107.5 million for the six months ended June 30, 2006, representing 11.5% of total revenue, as compared with $70.6 million, or 8.8% of total revenue, for the six months ended June 30, 2005.

Core G&A increased to 8.6% of total revenue for the six months ended June 30, 2006, compared with 6.2% in the first half of 2005. The increase in Core G&A was due to the infrastructure improvements and product and market expansions as discussed above. The Company’s adoption of SFAS No. 123R, Share-Based Payment, effective January 1, 2006, reduced earnings per diluted share by approximately $0.04 for the first half of 2006.

Depreciation and amortization expense increased by $2.9 million for the six months ended June 30, 2006, compared with the first half of 2005. Depreciation expense increased by $2.1 million in 2006 due to investments in infrastructure, principally at the Company’s corporate offices. Amortization expense increased by $0.8 million in 2006 due to acquisitions in California and Michigan.

Investment income during the six months ended June 30, 2006, increased by $4.8 million, or 115.6%, as compared with the same period in 2005 as a result of higher invested balances and higher rates of return.

Income taxes were recognized for the six months ended June 30, 2006, based upon an effective tax rate of 37.7% as compared with an effective tax rate of 38.0% for the six months ended June 30, 2005.

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MOH Announces Second Quarter Results

August 1, 2006

Cash Flow
Cash provided by operating activities for the six months ended June 30, 2006, was $38.6 million. Net income and the timing of payments for medical claims and benefits payable were the primary sources of cash provided by operating activities. Cash provided by operating activities for the same period in 2005 was $8.4 million.

At June 30, 2006, the Company owed $15.0 million under its $180.0 million credit facility.

At June 30, 2006, the Company had consolidated cash and investments of approximately $406.7 million. The Company’s parent had approximately $37.0 million in cash and investments at June 30, 2006.

Membership
The following table details the Company’s ending membership by state at June 30, 2006, March 31, 2006, and June 30, 2005:

	June 30,	March 31,	June 30,
	2006	2006	2005
California	307,000	312,000	339,000
Indiana	37,000	28,000	8,000
Michigan	232,000	143,000	152,000
New Mexico	59,000	59,000	60,000
Ohio	30,000	27,000	N/A	[1]
Utah	57,000	61,000	54,000
Washington	286,000	288,000	285,000
Total	1,008,000	918,000	898,000

1 The Company’s Ohio HMO commenced operations in December 2005.

The following table details member months (defined as the aggregation of each month’s ending membership for the period) by state for the periods indicated:

	Quarter Ended				Six Months Ended
	June 30,	March 31,	June 30,		June 30,	June 30,
	2006	2006	2005		2006	2005
California	927,000	947,000	839,000		1,874,000	1,592,000
Indiana	99,000	79,000	20,000		178,000	20,000
Michigan	565,000	431,000	463,000		996,000	934,000
New Mexico	176,000	178,000	183,000		354,000	370,000
Ohio	86,000	48,000	N/A	[1]	134,000	N/A	[1]
Utah	179,000	181,000	169,000		360,000	328,000
Washington	858,000	868,000	842,000		1,726,000	1,665,000
Total	2,890,000	2,732,000	2,516,000		5,622,000	4,909,000

1 The Company’s Ohio HMO commenced operations in December 2005.

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MOH Announces Second Quarter Results

August 1, 2006

Conference Call
The live broadcast of Molina Healthcare’s conference call will begin at 5:00 p.m. Eastern Time, August 1, 2006. The telephone number for this interactive conference call is 212-346-6560. A 30-day online replay will be available beginning approximately one hour following the conclusion of the live broadcast. A link to the call can be found on the Company’s website at www.molinahealthcare.com or at www.earnings.com.

Molina Healthcare, Inc. is a multi-state managed care organization that arranges for the delivery of healthcare services to persons eligible for Medicaid and other government-sponsored programs for low-income families and individuals. Molina Healthcare, Inc. currently operates health plans in California, Indiana, Michigan, New Mexico, Ohio, Utah, and Washington. More information about Molina Healthcare, Inc. can be obtained at www.molinahealthcare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  This press release contains “forward-looking statements” identified by words such as “will,” “expects,” “believes,” “anticipates,” “plans,” “projects,” “estimates,” “intends,” and similar words and expressions.  In addition, any statements that refer to earnings guidance, expectations, projections, or their underlying assumptions, or other characterizations of future events or circumstances, are forward-looking statements.  All of the Company’s forward-looking statements are based on current expectations and assumptions that are subject to numerous known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially. Such factors include, without limitation, risks related to: the continuation of the improvement in the Company’s medical care cost trends; the Company’s ability to accurately identify medical care cost issues and to address them through its medical care cost control initiatives; the Company’s ability to accurately estimate incurred but not reported medical costs; high dollar claims related to catastrophic illness; slower growth in enrollment than projected in the Company’s Ohio and Indiana subsidiaries; potential reductions in funding for Medicaid and other government-sponsored healthcare programs; the successful renewal and continuation of the government contracts of the Company’s health plans; the favorable resolution of pending litigation or arbitration; the adequacy of contractual rates and premiums paid to the Company’s health plans and the implementation of appropriate rate increases; the Company’s ability to successfully integrate its completed acquisitions; the ability to enter into more favorable hospital or provider contracts; the availability of financing to fund the Company’s acquisitions; membership eligibility processes and methodologies, including citizenship recertification, and the successful maintenance of member enrollment levels; unexpected changes in member utilization patterns, healthcare practices, or healthcare technologies; changes in federal or state laws or regulations or in their interpretation; risks associated with the Company’s start-up operations in new states; epidemics; and other risks and uncertainties as detailed in  the Company’s reports and filings with the Securities and Exchange Commission and available on its website at www.sec.gov.  All forward-looking statements in this release represent the Company’s judgment as of August 1, 2006.  The Company disclaims any obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

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MOH Announces Second Quarter Results

August 1, 2006

MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except for per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenue:
Premium revenue	$479,823	$401,915	$929,117	$794,102
Investment income	4,811	2,359	8,893	4,124
Total revenue	484,634	404,274	938,010	798,226

Expenses:
Medical care costs:
Medical services	86,020	67,604	160,878	131,271
Hospital and specialty services	267,689	257,266	530,559	483,798
Pharmacy	48,006	42,870	93,525	85,785
Provider settlements	—	1,750	—	1,750
Total medical care costs	401,715	369,490	784,962	702,604
Salary, general and administrative expenses	56,308	37,060	107,521	70,606
Loss contract charge (1)	—	939	—	939
Depreciation and amortization	4,870	3,558	9,632	6,756
Total expenses	462,893	411,047	902,115	780,905
Operating income (loss)	21,741	(6,773)	35,895	17,321

Other expense:
Interest expense	(577)	(418)	(991)	(707)
Other, net (2)	—	(400)	—	(400)
Total other expense	(577)	(818)	(991)	(1,107)
Income (loss) before income taxes	21,164	(7,591)	34,904	16,214
Income tax expense (benefit)	8,012	(2,885)	13,162	6,161
Net income (loss)	$13,152	$(4,706)	$21,742	$10,053

Net income (loss) per share:
Basic	$0.47	$(0.17)	$0.78	$0.36
Diluted	$0.47	$(0.17)	$0.77	$0.36

Weighted average number of common shares and
potential dilutive common shares outstanding	28,270,000	27,707,000	28,207,000	27,981,000

Operating Statistics:
Medical care ratio (3), excluding provider settlements	83.7%	91.5%	84.5%	88.3%
Provider settlements	—	0.4%	—	0.2%
Total medical care ratio	83.7%	91.9%	84.5%	88.5%
Salary, general and administrative expense
ratio (4), excluding premium taxes	8.6%	6.7%	8.6%	6.2%
Premium taxes included in salary,
general and administrative expenses	3.0%	2.5%	2.9%	2.6%
Total salary, general and
administrative expense ratio	11.6%	9.2%	11.5%	8.8%

Members (5)	1,008,000	898,000
Days in claims payable	54	50

(1) Represents a charge related to a transition services agreement entered into in connection with the transfer of certain commercial members to another health plan in August 2004.
(2) Represents a charge of $0.4 million related to the write-off of costs associated with a registration statement filed during the second quarter of 2005.
(3) Medical care ratio represents medical care costs as a percentage of premium revenue.
(4) Salary, general and administrative expense ratio represents such expenses as a percentage of total revenue.
(5) Number of members at end of period.

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MOH Announces Second Quarter Results

August 1, 2006

MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	June 30, 2006	Dec. 31, 2005
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$312,118	$249,203
Investments	94,570	103,437
Receivables	77,201	70,532
Income tax receivable	4,785	3,014
Deferred income taxes	2,878	2,339
Prepaid and other current assets	7,534	10,321
Total current assets	499,086	438,846
Property and equipment, net	34,093	31,794
Goodwill and intangible assets, net	148,528	124,914
Restricted investments	18,302	18,242
Receivable for ceded life and annuity contracts	35,834	38,113
Other assets	8,608	8,018
Total assets	$744,451	$659,927

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Medical claims and benefits payable	$249,789	$217,354
Deferred revenue	8,896	803
Accounts payable and accrued liabilities	33,540	31,457
Total current liabilities	292,225	249,614
Long-term debt, less current maturities	15,000	—
Deferred income taxes	5,175	4,796
Liability for ceded life and annuity contracts	35,834	38,113
Other long-term liabilities	4,660	4,554
Total liabilities	352,894	297,077

Stockholders’ equity:
Common stock, $0.001 par value; 80,000,000 shares authorized;
issued and outstanding: 27,995,782 shares at June 30, 2006, and
27,792,360 shares at December 31, 2005	28	28
Preferred stock, $0.001 par value; 20,000,000 shares authorized,
no shares issued and outstanding	—	—
Additional paid-in capital	169,743	162,693
Accumulated other comprehensive loss	(714)	(629)
Retained earnings	242,890	221,148
Treasury stock (1,201,174 shares, at cost)	(20,390)	(20,390)
Total stockholders’ equity	391,557	362,850
Total liabilities and stockholders’ equity	$744,451	$659,927

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MOH Announces Second Quarter Results

August 1, 2006

MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Six Months Ended June 30,
	2006	2005
Operating activities:
Net income	$21,742	$10,053
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,632	6,756
Amortization of capitalized credit facility fees	429	338
Deferred income taxes	(2,482)	68
Stock-based compensation	2,747	341
Changes in operating assets and liabilities:
Receivables	(6,208)	(3,544)
Prepaid and other current assets	3,098	(287)
Medical claims and benefits payable	9,919	19,127
Accounts payable and accrued liabilities	(2,923)	(6,637)
Income taxes	2,634	(17,784)
Net cash provided by operating activities	38,588	8,431

Investing activities:
Purchases of equipment	(7,333)	(6,798)
Purchases of investments	(57,737)	(19,645)
Sales and maturities of investments	66,476	22,358
Net cash acquired (paid) in purchase transactions	5,820	(31,200)
Decrease (increase) in restricted cash	940	(89)
Increase in other long-term liabilities	106	295
Increase in other assets	(1,070)	(5,210)
Net cash provided by (used in) investing activities	7,202	(40,289)

Financing activities:
Borrowing under credit facility	20,000	3,100
Principal payments on credit facility, capital lease obligations and mortgage note	(5,000)	(82)
Tax benefit from exercise of employee stock options
recorded as additional paid-in capital	653	1,758
Proceeds from exercise of stock options and employee stock purchases	1,472	1,474
Net cash provided by financing activities	17,125	6,250
Net increase (decrease) in cash and cash equivalents	62,915	(25,608)
Cash and cash equivalents at beginning of period	249,203	228,071
Cash and cash equivalents at end of period	$312,118	$202,463

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MOH Announces Second Quarter Results

August 1, 2006

MOLINA HEALTHCARE, INC.
CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE
(Dollars in thousands)
(Unaudited)

The following table shows the components of the change in medical claims and benefits payable for the six months ended June 30, 2006 and 2005:

	Six Months Ended June 30,
	2006	2005

Balances at beginning of period	$217,354	$160,210
Medical claims and benefits payable from business acquired
during the period	22,516	-
Components of medical care costs related to:
Current year	819,466	702,454
Prior years	(34,504)	150
Total medical care costs	784,962	702,604
Payments for medical care costs related to:
Current year	603,585	538,999
Prior years	171,458	144,478
Total paid	775,043	683,477
Balances at end of period	$249,789	$179,337

The Company’s claims liability includes an allowance for adverse claims development based on historical experience and other factors including, but not limited to, variation in claims payment patterns, changes in utilization and cost trends, known outbreaks of disease and large claims. The Company’s reserving methodology is consistently applied across all periods presented. Accordingly, any benefit recognized in medical care costs resulting from favorable development of an estimated liability at the start of the period (captured as a component of “medical care costs related to prior years”) may be offset by the addition of an allowance for adverse claims development when estimating the liability at the end of the period (captured as a component of “medical care costs related to current year”). During the second quarter of 2006, the Company recognized a net benefit in medical care costs of approximately $5.0 million due to favorable development of its medical claims liability at December 31, 2005.

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